Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated August 12, 2014

$[—] Phoenix AutoCallable Notes due August 20, 2019 Linked to the Lesser Return of the SPDR® S&P 500® ETF and the iShares® Russell 2000 ETF Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 15, 2014

Issue Date:	August 20, 2014

Final Valuation Date:*	August 15, 2019

Observation Dates:*	February 17, 2015, August 17, 2015, February 16, 2016, August 15, 2016, February 15, 2017, August 15, 2017, February 15, 2018, August 15, 2018, February 15, 2019 and the Final Valuation Date

Maturity Date:	August 20, 2019

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:	The SPDR® S&P 500® ETF (“SPY”) and the iShares® Russell 2000 ETF (“IWM”)

Reference Asset	Bloomberg Ticker	Initial Price	Barrier Price	Coupon Barrier Price
SPY	SPY <UP> Equity	[—]	[—]	[—]
IWM	IWM <UP> Equity	[—]	[—]	[—]

SPY and IWM are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Payment at Maturity:

If your Notes are not called prior to maturity pursuant to the “Automatic Call” provisions described below, and you hold your Notes to maturity, you will receive (in each case, subject to our credit risk) on the Maturity Date, in addition to any final Contingent Payment (as described below), a cash payment determined as follows:

•       If the Final Price of the Lesser Performing Reference Asset is greater than or equal to its Barrier Price, $1,000 per $1,000 principal amount Note that you hold.

•       If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of the principal amount of your Notes at maturity. If the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to any such decline. The payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performances of the other Reference Asset will not be taken into account for purposes of calculating any payment due at maturity under the Notes.

Any payments due on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.00%	98.00%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $927.50 and $957.50 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the notes, or $20.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

If the Closing Price of each Reference Asset on any Observation Date is equal to or greater than their respective Coupon Barrier Prices, Barclays Bank PLC will pay you the Contingent Coupon applicable to such Observation Date on the related Contingent Payment Date.

If the Closing Price of either Reference Asset is less than the Coupon Barrier Price on any Observation Date, the Contingent Coupon applicable to such Observation Date will not accrue or be payable and Barclays Bank PLC will not make any payment to you on the related Contingent Payment Date.

The Contingent Coupon, if any, that is payable will be an amount per $1,000 principal amount Note calculated as follows:

[$1,000 × Coupon Rate]

Automatic Call:	The Notes will be called if the Closing Price of each Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on August 17, 2015, is equal to or greater than its respective Initial Price. If the Notes are called, Barclays Bank PLC will pay on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Contingent Coupon otherwise due on the related Contingent Payment Date (as described below under “Contingent Coupon”). No further amounts will be owed to you under the Notes after the Call Settlement Date.

Contingent Payment Dates:*	Three business days following the applicable Observation Date; provided however, that the Contingent Payment Date for the Final Valuation Date will be the Maturity Date.

Call Settlement Date:	If the Notes are automatically called with respect to any Observation Date (as described above), the Contingent Payment Date following the relevant Observation Date.

Reference Rate:

With respect to an Observation Date, the 10 Year CMS Rate on the relevant Reference Rate Determination Date, as described under “Information Regarding the Reference Rate” in this preliminary pricing supplement.

With respect to the first Observation Date, the Reference Rate is [—]%, which was the 10 Year CMS Rate on the Initial Valuation Date.

Coupon Rate:	With respect to an Observation Date, (a) 0.50 times (b) the Reference Rate for such Observation Date plus the Additional Percentage.

Additional Percentage:	3.45%** ** The actual Additional Percentage will be determined on the Initial Valuation Date and will not be less than 3.45%.

Reference Rate Determination Date:

With respect to the first Observation Date, the Reference Rate Determination Date is the Initial Valuation Date.

With respect to each subsequent Observation Date, the Reference Rate Determination Date is the immediately preceding Observation Date.

Closing Price:

With respect to a Reference Asset, on any day, the official closing price per share of the Reference Asset on that day as determined by the Calculation Agent and displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of a Reference Asset will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Coupon Barrier Price:	With respect to a Reference Asset, 65.00% of its Initial Price, as set forth in the table above

Barrier Price:	With respect to a Reference Asset, 65.00% of its Initial Price, as set forth in the table above.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset.

The term “scheduled trading day”, with respect to each Reference Asset, has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below.

Reference Asset Return:	With respect to each Reference Asset, the performance of such Reference Asset from its Initial Price to its Final, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	With respect to a Reference Asset, the Closing Price of the Reference Asset on the Initial Valuation Date, as set forth in the table above.

Final Price:	With respect to a Reference Asset, the Closing Price of the Reference Asset on the Final Valuation Date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JV97 / US06741JV976

*	Subject to postponement under certain circumstances, as described under “Select Purchase Considerations—Market Disruption Events and Adjustments” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately five months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-12 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase the Notes.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Payment Date and the manner it which such Contingent Coupon will be calculated. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Initial Price of each Reference Asset: $100.00*

•	Coupon Barrier Price for each Reference Asset: $65.00*

•	Reference Rate for the applicable Observation Date: 2.0000%**

•	Additional Percentage: 3.45%

•	Coupon Rate for the applicable Observation Date: 2.7250% (equivalent to a per annum rate of 5.4500%), calculated based on the hypothetical Reference Rate and Additional Percentage noted above and in the manner set forth on the cover page of this preliminary pricing supplement**

*	The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $65.00 have been chosen for illustrative purposes only and do not represent actual likely Initial Prices or Coupon Barrier Prices for either Reference Asset. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price for each Reference Asset will be equal to 65.00% of the actual Initial Price. The Closing Prices of SPY and IWM on August 11, 2014 were $193.80 and $113.34, respectively. For information about recent actual prices of the Reference Assets, please see “Information about the Reference Assets” below in this pricing supplement.
**	The hypothetical Reference Rate of 2.0000% has been chosen for illustrative purposes only. The Reference Rate for the first Observation Date will equal the actual Reference Rate on the Initial Valuation Date. The Reference Rate for each subsequent Observation Date will be the actual Reference Rate on the relevant Reference Rate Determination Date (the immediately preceding Observation Date). The actual Coupon Rate for any Observation Date will be calculated in the manner set forth on the cover page of this preliminary pricing supplement. The Reference Rate on August 11, 2014 was 2.5870%. For more information about recent actual levels of the Reference Rate, see “Information Regarding the Reference Rate” in this preliminary pricing supplement.

Example 1: The Closing Price of each Reference Asset is greater than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
SPY	$85.00
IWM	$105.00

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, you will receive a Contingent Coupon of $27.2500 or 2.7250% of the principal amount of your Notes, on the related Contingent Payment Date, calculated as follows:

[$1,000 × Coupon Rate]

[$1,000 × 2.7250%] = $27.2500 per $1,000 principal amount Note

In this example, because the Closing Price of at least one Reference Asset is below its Initial Price, the Notes are not automatically called in respect of this hypothetical Observation Date.

Example 2: The Closing Price of one Reference is greater than its Coupon Barrier Price on the relevant Observation Date and the Closing Price of the other Reference Asset is less than its Coupon Barrier Price.

Reference Asset	Closing Price on Relevant Observation Date
SPY	$105.00
IWM	$55.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Payment Date. In addition, because the Closing Price of at least one Reference Asset is below its Initial Price, the Notes are not automatically called in respect of this hypothetical Observation Date.

Example 3: The Closing Price of each Reference is less than its Coupon Barrier Price on the relevant Observation Date.

Reference Asset	Closing Price on Relevant Observation Date
SPY	$50.00
IWM	$55.00

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Payment Date. In addition, because the Closing Price of at least one Reference Asset is below its Initial Price, the Notes are not automatically called in respect of this hypothetical Observation Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Payment Date. If the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

PPS-5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE OVER THE TERM OF THE NOTES

The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Assets over the term of the Notes. We cannot predict the Closing Price of either Reference Asset on any day during the term of the Notes, including on the Observation Dates. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset.

The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

•	Principal Amount per Note: $1,000

•	Number of Observation Dates: 10

•	Hypothetical Initial Price for each Reference Asset: $100.00*

•	Hypothetical Coupon Barrier Price for each Reference Asset: $65.00*, which is 65.00% of the hypothetical Initial Price set forth above

•	Barrier Price: $65.00*, which is 65.00% of the hypothetical Initial Price set forth above

•	Reference Rate for each Observation Date: 2.0000%**

•	Additional Percentage: 3.45%

•	Coupon Rate for each Observation Date: 2.7250% (equivalent to a per annum rate of 5.4500%)**

•	Contingent Coupon for each Observation Date: $27.2500 per $1,000 principal amount Note (which is 2.7250% of the principal amount per Note)

*	The hypothetical Initial Price of $100.00, the hypothetical Coupon Barrier Price of $65.00 and the hypothetical Barrier Price of $65.00 have been chosen for illustrative purposes only, as described above under “Hypothetical Examples of Amounts Payable on a Single Contingent Payment Date”. The actual Initial Price for each Reference Asset will be equal to its Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price and Barrier Price for each Reference Asset will each be equal to 65.00% of the actual Initial Price for such Reference Asset.
**	The hypothetical Reference Rate of 2.0000% and the hypothetical Coupon Rate of 2.7250% have been chosen for illustrative purposes only, as described above under “Hypothetical Examples of Amounts Payable on a Single Contingent Payment Date”.

The Reference Rate for the first Observation Date will equal the actual Reference Rate on the Initial Valuation Date. The Reference Rate for each subsequent Observation Date will be the actual Reference Rate on the relevant Reference Rate Determination Date (which will be the immediately preceding Observation Date).

The examples below assume a Reference Rate of 2.0000% and a Coupon Rate of 2.7250%, as describe above, for ease of reference. The actual Coupon Rate for any Observation Date will be a “floating” rate and will depend on the actual level of the Reference Rate on the applicable Reference Rate Determination Date. The Contingent Coupons that you receive, if any, on one or more Contingent Payment Dates may be higher or lower than the Contingent Coupons that you receive on other Contingent Payment Dates depending on the actual Reference Rate with respect the relevant Observation Date.

Example 1—Notes are Called on the Second Observation Date (the First Observation Date on Which the Notes May be Called)

Date	Closing Price of SPY	Closing Price of IWM	Payment (per Note)***
First	$102.00	$110.00

Because the Notes cannot be called until the Observation Date scheduled to occur on August 17, 2015 (the second Observation Date), the Notes are not automatically called notwithstanding the fact that the Closing Price of each Reference Asset is greater than its respective Initial Price.

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, the investor receives a Contingent Coupon of $27.2500 per $1,000 principal amount Note on the related Contingent Payment Date

Second	$105.00	$115.00

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $27.2500 per Note

Total Payments (per $1,000 Note):			$1,054.50000, representing a 5.4500% total return on investment of the Notes

***	Because the Notes are called in respect of the Second Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS-6

Example 2—Notes are Called on the Fifth Observation Date

Observation Date	Closing Price of SPY	Closing Price of IWM	Payment (per Note)***
First	$103.00	$120.00

Because the Notes cannot be called until the Observation Date scheduled to occur on August 17, 2015 (the second Observation Date), the Notes are not automatically called notwithstanding the fact that the Closing Price of each Reference Asset is greater than its respective Initial Price.

Because the Closing Price of each Reference Asset is greater than its respective Coupon Barrier Price, the investor receives a Contingent Coupon of $27.2500 per $1,000 principal amount Note on the related Contingent Payment Date.

Second	$48.00	$80.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price, the Notes are not called.

Because the Closing Price of at least one Reference Asset is less than the Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Third	$45.00	$55.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price, the Notes are not called.

Because the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price, the investor does not receive a Contingent Coupon on the related Coupon Payment.

Fourth	$75.00	$105.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price, the Notes are not called.

Because the Closing Price of each Reference Asset is greater than its Coupon Barrier Price, the investor receives a Contingent Coupon of $27.2500 per $1,000 principal amount Note on the related Contingent Payment Date.

Fifth	$105.00	$103.00

Because the Closing Price of each Reference Asset is equal to or greater than its Initial Price, the Notes are called on the related Call Settlement Date.

On the Call Settlement Date, the investor receives $1,000 per $1,000 principal amount Note, plus the Contingent Coupon of $27.2500 per Note.

Total Payments (per $1,000 Note):			$1,081.7500, representing a 8.1750% total return on investment of the Notes

***	Because the Closing Price of each Reference Asset is greater than the Coupon Barrier Price on the first, fourth and fifth Observation Dates, the investor receives a Contingent Coupon payment on the related Contingent Payment Dates. Because the Closing Price of at least one Reference Asset is less than the Coupon Barrier Price on the second and third Observation Dates, the investor does NOT receive a Contingent Coupon on the related Contingent Payment Dates.

Because the Notes are called in respect of the fifth Observation Date, the Notes will cease to be outstanding after the related Call Settlement Date, and the investor will not receive any further payments on the Notes.

PPS-7

Example 3—Notes are NOT Called and the Final Price of the Lesser Performing Reference Asset is greater than its Barrier Price.

Date	Closing Price of SPY	Closing Price of IWM	Payment (per Note)**
First	$66.00	$75.00	$27.2500 per $1,000 principal amount Note
Second	$40.00	$50.00	$0.00 per $1,000 principal amount Note
Third	$45.00	$105.00	$0.00 per $1,000 principal amount Note
Fourth	$70.00	$90.00	$27.2500 per $1,000 principal amount Note
Fifth	$72.00	$110.00	$27.2500 per $1,000 principal amount Note
Sixth	$35.00	$65.00	$0.00 per $1,000 principal amount Note
Seventh	$45.00	$75.00	$0.00 per $1,000 principal amount Note
Eighth	$65.00	$72.00	$27.2500 per $1,000 principal amount Note
Ninth	$66.00	$53.00	$0.00 per $1,000 principal amount Note
Tenth (the Final Valuation Date)	$80.00	$70.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because the Reference Asset Return of IWM of -30.00% is less than the Reference Asset Return of SPY of -20.00%, IWM is the Lesser Performing Reference Asset.

Because, however, the Final Price of the Lesser Performing Reference Asset is not less than its Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date, plus the Contingent Coupon payment that is due on such date.

Because the Closing Price of each Reference Asset is greater than their respective Coupon Barrier Prices, the investor receives a Contingent Coupon of $27.2500 per $1,000 principal amount Note on the related Contingent Payment Date (which is the Maturity Date).

Accordingly, the investor receives a total payment of $27.2500 per $1,000 principal amount Note on the Maturity Date.

Total Payments (per $1,000 Note):			$1,136.2500, representing a 13.6250% total return on investment of the Notes.

**	Because the closing price of at least one Reference Asset is less than its Initial Price on each Observation Date, the Notes are not automatically called. Because the Closing Price of each Reference Asset is greater than their respective Coupon Barrier Prices on the first, fourth, fifth, eighth and tenth Observation Dates, the investor receives a Contingent Coupon of $27.2500 per $1,000 principal amount Note on the related Contingent Payment Dates. Because, however, the Closing Price of at least one Reference Asset is below its Coupon Barrier Price on each of the other Observation Dates, the investor does not receive a Contingent Coupon on the related Contingent Payment Dates.

Although the Notes are not automatically called, because the Final Price of the Lesser Performing Reference Asset is greater than its Barrier Price, the investor receives $1,000 per $1,000 principal amount Note on the Maturity Date, plus the Contingent Coupon payment that is otherwise due on such date.

PPS-8

Example 4—Notes are NOT Called and the Final Price of the Lesser Performing Reference Asset is Less Than its Barrier Price.

Date	Closing Price of SPY	Closing Price of IWM	Payment (per Note)***
First	$66.00	$55.00	$0.00 per $1,000 principal amount Note
Second	$40.00	$50.00	$0.00 per $1,000 principal amount Note
Third	$45.00	$75.00	$0.00 per $1,000 principal amount Note
Fourth	$70.00	$58.00	$0.00 per $1,000 principal amount Note
Fifth	$50.00	$75.00	$0.00 per $1,000 principal amount Note
Sixth	$35.00	$65.00	$0.00 per $1,000 principal amount Note
Seventh	$45.00	$75.00	$0.00 per $1,000 principal amount Note
Eighth	$65.00	$50.00	$0.00 per $1,000 principal amount Note
Ninth	$75.00	$45.00	$0.00 per $1,000 principal amount Note
Tenth (the Final Valuation Date)	$105.00	$40.00

Because the Closing Price of at least one Reference Asset is less than its Initial Price, the Notes are not automatically called.

Because the Reference Asset Return of IWM of -60.00% is less than the Reference Asset Return of SPY of 5.00%, IWM is the Lesser Performing Reference Asset.

Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, the investor receives a payment at maturity per $1,000 principal amount Note calculated as follows:.

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 × -60.00%] = $400.00

Total Payments (per $1,000 Note):			$400.00, representing a -60.00% total return on investment of the Notes.

***	Because the closing price of at least one Reference Asset is less than its Coupon Barrier Price (and, accordingly, less than the Initial Price) on each Observation Date, no Contingent Coupon payments are made, and the Notes are not automatically called.

Because the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, the Notes are fully exposed to the negative performance of the Lesser Performing Reference Asset from its Initial Price to its Final Price. Because the Reference Asset Return of the Lesser Performing Reference Asset is equal to -60.00%, the investor receives a payment at maturity of $400.00 per $1,000.00 principal amount Note.

Example 4 demonstrates that, if the Notes are not called prior to maturity, and if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and an investor will lose some or all of the principal amount of their Notes even if the Reference Asset Return of the other Reference Asset is positive. Example 4 also demonstrates that if the Closing Price of at least one Reference Asset is less than its Coupon Barrier Price on each Observation Date, the investor will not receive any Contingent Coupons over the term of the Notes.

PPS-9

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Payment Dates, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on an Observation, the relevant Observation Date will be postponed for purposes of determining the Closing Prices of the Reference Assets on such Observation Date. If such postponement occurs, the Closing Prices of the Reference Assets shall be determined using the Closing Prices of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event on such day) for the purposes of determining the Closing Prices of the Reference Assets on such Observation Date. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset(s) on such fifth day, and will make an estimate of the Closing Price of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Payment Date will be the third Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the will be postponed by the same number of business days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event) due to the occurrence or continuance of a Market Disruption Event on such date, as described above.

For a description of what constitutes a Market Disruption Event with respect to either Reference Asset, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

•	Adjustments to the Reference Assets, the Reference Rate and the Notes—For a description of adjustments that may affect the Reference Assets, the Reference Rate and the Notes see the following sections of the prospectus supplement:

•	For a description of adjustments that may affect either Reference Asset, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” beginning on page S-92;

•	For a description of further adjustments that may affect the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund” beginning on page S-93 ; and

•	For a description of an alternate calculation of how the Reference Rate (and, accordingly, the Coupon Rate) may be calculated with respect to an Observation Date, please see “Reference Assets—Floating Interest Rate—CMS Rate” beginning on page S-72.

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held

PPS-10

your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

PPS-11

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or the underlying components of the Reference Assets. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Reference Asset That is a Floating Interest Rate, an Index Containing Floating Interest Rates or Based in Part on a Floating Interest Rate”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal. The payment at maturity depends on whether the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price. If the Final Price of the Lesser Performing Reference Asset is less than the Barrier Price with respect to such Reference Asset, your Notes will be fully exposed to such decline and you may lose some or all of your principal.

•	If the Notes are Not Automatically Called, the Payment at Maturity is not Linked Solely to the Final Price of the Lesser Performing Reference Asset—Any payment (including any final Contingent Payment) due at maturity on your Notes will be linked solely to the performance of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into consideration. For example, if the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price, even if the other Reference Asset appreciates from its Initial Price to its Final Price, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Price to its Final Price. Similarly, if both Reference Assets have negative Reference Asset Returns, any payment at maturity will depend solely on whether the Final Price of the Lesser Performing Reference Asset is less than its Barrier Price and will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being greater than the Reference Asset Return of the Lesser Performing Reference Asset or by virtue of the Final Price of the other Reference Asset not being less than its Barrier Price.

If the price of the Lesser Performing Reference Asset falls precipitously on the Final Valuation Date, your payment at maturity may be significantly less than it would have otherwise been had such payment been linked to the price of the Lesser Performing Reference Asset at any time prior to such drop.

•	You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final Contingent Payment, if any, you will not receive more than the principal amount of your Notes, even if the Reference Asset Returns of either or both Reference Assets is positive. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Contingent Payments, if any, paid during the term of the Notes.

•	Potential Return Limited to the Contingent Payments—The return, if any, on the Note is limited to the Contingent Coupons that you may receive on your Notes. You will not participate in any appreciation in the value of either Reference Asset. Moreover, a Contingent Coupon will not be made on any Contingent Payment Date unless the Closing Price of each Reference Asset on the relevant Observation Date is greater than the Coupon Barrier Price for each such Reference Asset. It is possible that you will not receive any Contingent Coupons during the term of the Notes.

•	Your Notes are Subject to Risks Associated with the Floating Reference Rate and Coupon Rate—Investing in the Notes is not equivalent to investing in securities directly linked to the Reference Rate. The Coupon Rate for any Observation Date will be based upon the Reference Rate applicable to such Observation Date, as described on the cover page of this preliminary pricing supplement and, as described above, you may not receive any Contingent Coupons during the term of your Notes.

Because the Reference Rate is a “floating” rate, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the Reference Rate and the possibility that the Reference Rate may be higher or lower on some Reference Rate Determination Dates than it is on other Reference Rate Determination Dates. The Reference Rate will be affected by complex and unpredictable economic, financial and political events that are beyond our control. In recent years, interest rates in general have been volatile and such volatility may continue in the future. We can provide no assurances regarding the Reference Rate or the Coupon Rate applicable to any Observation Date.

PPS-12

•	The Reference Rate on any Reference Rate Determination Date may be less than the Reference Rate on any Other Day During the Term of the Notes—The Reference Rate with respect to any Observation Date will be determined solely on the Reference Rate Determination Date applicable to the relevant Observation Date. Therefore, even if the Reference Rate on any day that is not a Reference Rate Determination Date is higher than the Reference Rate on any Reference Rate Determination Date, Reference Rate applicable to any Observation Date (and, accordingly, the Coupon Rate and Continent Coupon, if any, payable with respect to such Observation Date) will not take into account that higher level.

•	Potential Early Exit—As described on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of each Reference Asset on any Observation Date, beginning with the Observation Date scheduled to occur on August 17, 2015, is equal to or greater than its Initial Price. As such, the term of the Notes may be as short as approximately one year.

If the Notes are automatically called prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the Call Settlement Date.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Holding the Notes is not the Same as Owning Directly the Reference Assets; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in either of the Reference Assets or any of the securities held by the Reference Assets. The return on your Notes will not reflect the return you would realize if you actually purchased shares of the Reference Assets. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of either Reference Asset would have.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•	Downside Exposure to the Performance of Each Reference Asset—SPY seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the S&P 500® Index (the “S&P 500 Index”). The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. IWM seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Russell 2000® Index (the “Russell 2000 Index”). The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Reference Assets, please see “Information Regarding the Reference Assets” below.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Assets and the Value of the Notes:

•	Management risk. This is the risk that the respective investment strategies for a Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the Reference Assets are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of a Reference Asset could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. Each Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus a Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Assets invested only in conventional securities.

•	The Reference Assets May Underperform Their Respective Underlying Indices—The performance of a Reference Asset may not replicate the performance of, and may underperform, its underlying index. Each Reference Asset will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that either or both Reference Assets may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index.

PPS-13

•	Adjustments to the Reference Assets and their Respective Underlying Indices Could Adversely Affect the value of the Notes—Those responsible for calculating and maintaining Reference Assets or their respective underlying indices can add, delete or substitute the components of such Reference Asset or underlying indices, or make other methodological changes that could change the value of the Reference Assets or their respective underlying indices. In addition, a Reference Asset may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Reference Assets and, consequently, the value of the Notes. For a description of the actions that may be taken by the Calculation Agent in the event that a Reference Asset is liquidated or otherwise terminated, please see “Selected Purchase Considerations—Adjustments to the Reference Assets, the Reference Rate and the Notes Adjustments to the Reference Assets” in this preliminary pricing supplement.

•	Risks Associated with Small Capitalization Stocks May Affect the Notes—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

PPS-14

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may discontinue any such secondary market making at any time without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons received on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-15

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets and the level of the Reference Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets and the Reference Rate;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets and the common stocks included in the indices underlying the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-16

INFORMATION REGARDING THE REFERENCE ASSETS

SPDR® S&P 500® ETF

We have derived all information contained in this preliminary pricing supplement regarding SPY, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, State Street Bank and Trust Company (“SSBTC”), as trustee of the SPDR® S&P 500® ETF Trust (the “Trust”), and PDR Services LLC (“PDRS”), as sponsor of the Trust. The Trust is a unit investment trust that issues securities called units. Each share of SPY represents a unit of the Trust. SPY is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “SPY”.

The Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the Trust’s prospectus or website or any other publicly available information regarding the Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The objective of SPY is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500 Index. The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the Trust and the component stocks of the S&P 500 Index, SSBTC adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the Underlying Index. SSBTC aggregates certain of these adjustments and makes changes to the holdings of the Trust at least monthly or more frequently in the case of significant changes to the S&P 500 Index. Any change in the identity or weighting of a component stock of the S&P 500 Index will result in a corresponding adjustment to the prescribed holdings of the Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the S&P 500 Index takes effect after the close of the market.

The value of Trust units fluctuates in relation to changes in the value of the holdings of the Trust. The market price of each individual Trust unit may not be identical to the net asset value of such Trust unit.

The Trust may not be able to replicate exactly the performance of the S&P 500 Index because the total return generated by the Trust’s portfolio of stocks and cash is reduced by the expenses of the Trust and transaction costs incurred in adjusting the actual balance of the Trust’s portfolio. In addition, it is possible that the Trust may not always fully replicate the performance of the S&P 500 Index due to the unavailability of certain component stocks of the Underlying Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, SSBTC or PDRS. None of the Trust, SSBTC or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the Trust, SSBTC or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-17

Historical Information

You should not take the historical prices of SPY as an indication of the future performance of SPY. The Closing Price of SPY has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the market prices of SPY during any period shown below is not an indication that SPY is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of SPY. The actual performance of SPY over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Prices of the SPY for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second and third calendar quarters of 2014 (through August 11, 2014).

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	144.94	127.90	131.89
June 30, 2008	143.08	127.69	128.04
September 30, 2008	130.70	111.38	116.54
December 31, 2008	116.00	75.95	90.33
March 31, 2009	93.44	68.11	79.44
June 30, 2009	95.09	81.00	91.92
September 30, 2009	107.33	87.95	105.56
December 31, 2009	112.67	102.54	111.44
March 31, 2010	117.40	105.87	116.99
June 30, 2010	121.79	103.22	103.22
September 30, 2010	114.79	102.20	114.12
December 31, 2010	125.92	113.75	125.78
March 31, 2011	134.57	126.21	132.51
June 30, 2011	136.54	126.81	131.97
September 30, 2011	135.46	112.26	113.17
December 31, 2011	128.68	109.93	125.50
March 31, 2012	141.61	127.49	140.72
June 30, 2012	141.79	128.10	136.27
September 30, 2012	147.24	133.51	143.93
December 31, 2012	146.27	135.70	142.52
March 31, 2013	156.73	145.53	156.55
June 30, 2013	167.11	154.14	160.01
September 30, 2013	173.14	161.16	168.10
December 31, 2013	184.67	165.48	184.67
March 31, 2014	188.26	174.15	187.04
June 30, 2014	196.48	181.48	195.72
August 11, 2014*	198.65	163.29	193.80

*	For the period commencing on July 1, 2014 and ending on August 11, 2014.

PPS-18

The following graph sets forth the historical performance of SPY based on daily Closing Prices from January 1, 2008 through August 11, 2014. The Closing Price of SPY on August 11, 2014 was $193.80.

You should not take the historical prices of SPY as an indication of the future performance of SPY. The price of SPY has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of SPY during any period shown above is not an indication that the price of SPY is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of SPY. The actual performance of SPY over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS-19

iShares® Russell 2000® ETF

We have derived all information contained in this preliminary pricing supplement regarding IWM, including, without limitation, its make-up, method of calculation and changes in its components, from IWM’s prospectus dated August 1, 2013 and other publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). IWM is an investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to IWM. IWM is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and IWM, please see the prospectus for IWM. In addition, information about iShares® and IWM may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about IWM. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

IWM seeks to track the investment results, before fees and expense of the Russell 2000 Index, which measures the performance of the small-capitalization sector of the U.S. equity market. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Russell 2000 Index” in the accompanying index supplement.

IWM uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Russell 2000 Index. IWM generally invests at least 90% of its assets in securities of the Russell 2000 Index and depository receipts representing securities of the Russell 2000 Index. IWM may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Russell 2000 Index, but which BFA believes will help IWM track the Russell 2000 Index.

Representative Sampling

IWM pursues a “representative sampling” indexing strategy in attempting to track the performance of the Russell 2000 Index, and generally does not hold all of the equity securities included in the Russell 2000 Index. IWM invests in a representative sample of securities that collectively has an investment profile similar to the Russell 2000 Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Russell 2000 Index.

Correlation

The Russell 2000 Index is a theoretical financial calculation, while IWM is an actual investment portfolio. The performance of IWM and the Russell 2000 Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between IWM’s portfolio and the Russell 2000 Index resulting from legal restrictions (such as diversification requirements) that apply to IWM but not to the Russell 2000 Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of IWM’S portfolio and that of the Russell 2000 Index. IWM, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

IWM will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

PPS-20

Historical Information

You should not take the historical prices of IWM as an indication of the future performance of IWM. The Closing Price of IWM has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the market prices of IWM during any period shown below is not an indication that IWM is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of IWM. The actual performance of IWM over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Prices of the IWM for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second and third calendar quarters of 2014 (through August 11, 2014).

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	75.12	64.30	68.51
June 30, 2008	76.17	68.47	69.03
September 30, 2008	75.20	65.50	68.39
December 31, 2008	67.02	38.58	49.27
March 31, 2009	51.27	34.36	41.94
June 30, 2009	53.19	42.82	50.96
September 30, 2009	62.02	47.87	60.23
December 31, 2009	63.36	56.22	62.26
March 31, 2010	69.25	58.68	67.81
June 30, 2010	74.14	61.08	61.08
September 30, 2010	67.67	59.04	67.47
December 31, 2010	79.22	66.94	78.23
March 31, 2011	84.17	77.18	84.17
June 30, 2011	86.37	77.77	82.80
September 30, 2011	85.65	64.25	64.25
December 31, 2011	76.45	60.97	73.69
March 31, 2012	84.41	74.56	82.85
June 30, 2012	83.79	73.64	79.65
September 30, 2012	86.40	76.68	83.46
December 31, 2012	84.69	76.88	84.29
March 31, 2013	94.80	86.65	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	98.08	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
June 30, 2014	118.81	108.88	118.81
August 11, 2014*	120.02	100.38	113.34

*	For the period commencing on July 1, 2014 and ending on August 11, 2014.

PPS-21

The following graph sets forth the historical performance of IWM based on daily Closing Prices from January 1, 2008 through August 11, 2014. The Closing Price of IWM on August 11, 2014 was $113.34.

You should not take the historical prices of IWM as an indication of the future performance of IWM. The price of IWM has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of IWM during any period shown above is not an indication that the price of IWM is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of IWM. The actual performance of IWM over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown above.

We obtained the historical trading price information set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

PPS-22

INFORMATION REGARDING THE REFERENCE RATE

The Reference Rate, which is the CMS Rate with a maturity of 10 years (or the “10 Year CMS Rate”), is the “constant maturity swap rate” that measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of ten years. In such a hypothetical swap transaction, the fixed rate of interest, payable quarterly on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market. 3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

The Reference Rate will be determined by the Calculation Agent by reference to the Reference Rate that appears on Reuters ISDAFIX1 page (the “ISDAFIX1 Page”) as of 11:00 a.m., New York City time, on the relevant Reference Rate Determination Date.

For more information regarding the Reference Rate, including information on procedures that will be applied by the Calculation Agent in the event that the Reference Rate cannot be determined in the manner described above on any Reference Rate Determination Date, please see “Reference Assets—Floating Interest Rate—CMS Rate” starting on page S-72 in the accompanying prospectus supplement.

Historical Information

As described above in this preliminary pricing supplement, the Reference Rate with respect to the first Observation Date is [•]%, the Reference Rate on the Initial Valuation Date, and the Reference Rate with respect to each subsequent Observation Date will be the Reference Rate on the immediately preceding Observation Date.

The following graph shows historical closing levels of the Reference Rate from January 2008 through August 11, 2014 based on information published by Bloomberg L.P. The Reference Rate on August 11, 2014 was 2.5870%.

You should not take the historical levels of the Reference Rate as an indication of the future performance of the Reference Rate. The level of the Reference Rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Reference Rate during any period shown above is not an indication that the level of the Reference Rate is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Rate. The actual performance of the Reference Rate over the life of the Notes may bear little relation to the historical levels shown above.

PPS-23

We obtained the information in the graph set forth above from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-24